Exhibit 99.(a)(31)

STRATEGIC PARTNERS MUTUAL FUNDS, INC.

ARTICLES SUPPLEMENTARY

Strategic Partners Mutual Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Article Sixth of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted, classified and designated authorized but unissued shares of Common Stock (as defined in the Charter) of each Fund (as defined in the Charter) listed below as follows (capitalized terms used but not otherwise defined herein have the meanings given to them in the Charter):

(a)  Authorized but unissued shares of Common Stock of the Strategic Partners Money Market Fund (the “SP Money Market Fund”) are hereby classified and designated to add Class A Shares to the SP Money Market Fund in such number determined from time to time in accordance with the following sentences.  As a result of such classification and designation of Class A Shares, the SP Money Market Fund has authority to issue seven classes of shares, designated Class A, Class C, Class D, Class L, Class M, Class X and New Class X.  The number of authorized shares of each such class of SP Money Market Fund shall consist at any time of the sum of (x) the outstanding shares of that class of that Fund and (y) one seventh of the authorized but unissued shares of all classes of that Fund; provided, however, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided further, that at all times the aggregate number of authorized Class A, Class C, Class D, Class L, Class M, Class X and New Class X shares of such Fund shall not exceed the authorized number of shares of such Fund, which currently consists of 1,800,000,000 shares.

(b)  Authorized but unissued shares of Common Stock of the Strategic Partners Relative Value Fund (the “SP Relative Value Fund”) are hereby classified and designated to add Class Z Shares to the SP Relative Value Fund in such number determined from time to time in accordance with the following sentences.  As a result of such classification and designation of Class Z Shares, the SP Relative Value Fund has authority to issue eight classes of shares, designated Class A, Class B, Class C, Class L, Class M, Class X, New Class X and Class Z.  The number of authorized shares of each such class of SP Relative Value Fund shall consist at any time of the sum of (x) the outstanding shares of that class of that Fund and (y) one eighth of the authorized but unissued shares of all classes of that Fund; provided, however, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided further, that at all times the aggregate number of authorized Class A, Class B, Class C, Class L, Class M, Class X, New Class X and Class Z shares of such Fund shall not exceed the authorized number of shares of such Fund, which currently consists of 150,000,000 shares.

(c)  The Class A shares of the SP Money Market Fund have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of Class A shares and otherwise applicable to shares of all classes of such Fund as set forth in the Charter, including, without limitation, those terms relating to differing sales loads among classes, allocation of expenses and liabilities to a particular class, and provision for different exchange rights among the classes.

(d)  The Class Z shares of the SP Relative Value Fund have the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption applicable to shares of all classes of such Fund as set forth in the Charter, including, without limitation, those terms relating to differing sales loads among classes, allocation of expenses and liabilities to a particular class, and provision for different exchange rights among the classes.

SECOND:  The Class A shares and Class Z shares have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD:  The aggregate number of shares of stock that the Corporation or any Fund has authority to issue is not changed by these Articles Supplementary.

FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH:  The undersigned Vice President acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 2nd day of August, 2005.

ATTEST:	STRATEGIC PARTNERS
MUTUAL FUNDS, INC.

/s/ Jonathan D. Shain	By:	/s/ Robert F. Gunia	(SEAL)
Jonathan D. Shain		Robert F. Gunia
Assistant Secretary		Vice President